Exhibit 10.11

CDK GLOBAL, INC.
THIRD AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN
FOR
CORPORATE OFFICERS
The purpose of this Third Amended and Restated Change in Control Severance Plan for Corporate Officers (the “Plan”) is to enable CDK Global, Inc., a Delaware corporation (the “Company”), to offer a form of income protection to “Participants” (as defined in Section 1.1 below) in the event their employment with the Company terminates under certain circumstances due to a “Change in Control” (as defined in Section 8.3 below). The Plan, which was established effective as of September 30, 2014 and amended and restated effective as of September 9, 2015 and August 9, 2016 (the “Prior Plan”), is hereby amended and restated effective as of August 8, 2017; provided, however, that in accordance with Section 5.1 below, no provision herein that provides for a reduction of benefits from the Prior Plan shall be effective with respect to any individual Participant who suffers a Qualifying Termination prior to February 5, 2018. Subject to proviso in the immediately preceding sentence, the Plan, as amended and restated herein, supersedes in its entirety the Prior Plan.
ARTICLE I: ELIGIBILITY AND BENEFITS
1.1    Eligibility and Participation. Each employee who is a corporate officer of the Company on the date of a Change in Control as a result of his election by the Board of Directors of the Company (the “Board”) is eligible to participate in the Plan (a “Participant”). Notwithstanding the foregoing, if an employee who is not a corporate officer on the date of a Change in Control reasonably demonstrates that, in contemplation of the Change in Control or at the request of a party which subsequently causes a Change in Control, the Company removed him from such office, such employee shall also be a Participant. Each Participant will receive a participation letter confirming the Participant’s participation in the Plan, in the form attached hereto as Exhibit A.
1.2    Severance Benefits. (a) If a Change in Control occurs prior to the date a Participant’s employment with the Company terminates, then upon the termination of the Participant’s employment by the Company without “Cause” (as defined in Section 8.2 below) or by the Participant for “Good Reason” (as defined in Section 8.6 below), in either case during the two-year period following the Change in Control (individually, a “Qualifying Termination”), subject to Section 1.6 below, such Participant shall be paid a lump sum payment equal to the sum of the following amounts (collectively, the “Severance Benefits”):
(i)    Severance Payments. A payment equal to 200% (or in the case of the Company’s Chief Executive Officer, 250%) of the Participant’s “Current Total Annual Compensation” (as defined in Section 8.5 below); and
(ii)    Pro Rata Bonus. A payment equal to a pro-rata portion of the Participant’s target annual cash bonus opportunity for the fiscal year in which the Participant’s Qualifying Termination occurs, determined by multiplying the amount of such target annual cash bonus opportunity by a fraction, the numerator of which is the number of days during the fiscal year of the Qualifying Termination that the Participant is employed by the Company and the denominator of which is 365.

(b)    Any Participant entitled to a Severance Benefit (in accordance with Section 1.2(a) above) shall receive his Severance Benefit in the form of a lump-sum payment on the 60th day following the date of his Qualifying Termination.
1.3    Additional Benefits. A Participant entitled to receive a Severance Benefit shall also receive the following additional benefits:
(a)    The Company shall cause options to purchase Company stock (“Stock Options”) held by a Participant that are not fully vested and exercisable on the date of the Qualifying Termination to become fully vested and exercisable as of the date of such Qualifying Termination.
(b)    The Company shall cause unvested restricted shares of Company stock (the “Restricted Shares”) and unvested restricted stock units (the “RSUs”) held by a Participant on the date of the Qualifying Termination, that, in either case, are subject to vesting based solely on the Participant’s continued service to the Company, to become fully vested (and in the case of RSUs, settled) as of the date of such Qualifying Termination.
(c)    With respect to each of the then-ongoing performance-based restricted stock programs (“PBRS”) and performance stock unit programs (“PSU”), and/or any successor programs to the PBRS and PSU programs, which remain subject to any performance-based conditions at the time of the Qualifying Termination, the Company shall grant to a Participant on the date of the Qualifying Termination without any further vesting conditions, the number of shares of Company stock a Participant would have been entitled to receive (i) taking into account actual performance for any performance goal with respect to which the specific performance period has ended for such performance goal as of the date of the Change in Control and (ii) deeming all other applicable performance goals achieved at the 100% target rate.
(d)    With respect to each of the then-ongoing performance-based restricted unit programs (“PBRU”), and/or any successor programs to the PBRU programs, the cash amount a Participant would have been entitled to receive (i) taking into account actual performance for any performance goal with respect to which the specific performance period has ended for such performance goal as of the date of the Change in Control and (ii) deeming all other applicable performance goals achieved at 100% of target.
(e)    Commencing on the date immediately following the date of the Qualifying Termination, the Company shall maintain in full force and effect (or otherwise provide) with respect to a Participant (and, to the extent applicable, his or her covered dependents), and shall permit them to participate in, Benefit Plans upon the same terms and conditions and otherwise to the same extent as such Benefit Plans are maintained for and made available to similarly situated active employees of the Company from time to time, as determined in good faith by the Plan Administrator until the earlier of (i) the date that such Participant becomes eligible for participation in the respective medical, dental, vision and basic life insurance benefits plans of a subsequent employer and (ii) eighteen (18) months (or in the case of the Company's Chief Executive Officer, twenty-four (24) months) from the date of the Qualifying Termination (the “Benefit Plans Continuation Period”), in all events provided that such Participant’s continued participation is permissible under applicable law and the terms and provisions of such Benefit Plans, and provided that if the provision of continued benefits on terms applicable to active employees results, or would reasonably be expected to result, in adverse tax or other consequences to the Company, as determined in good faith by the Plan Administrator, then the Company shall permit continued participation by such Participant at the Participant’s expense, and the Company shall provide monthly reimbursements to the Participant during the Benefit Plans Continuation Period for the same portion of the monthly cost of such continued participation that the Company subsidizes for similarly situated active employees, if permissible under applicable law. In all events, the Company and the Participant shall share the costs of the continuation of such Benefit Plan participation in the same proportion as such costs are then shared by similarly situated active employees of the Company, as determined in good faith by the Plan Administrator. Notwithstanding the foregoing, if (i) no such Benefit Plans are maintained for similarly situated active employees of the Company, or (ii) the Plan Administrator determines in its sole discretion that participation in any Benefit Plan after a Participant’s Qualifying Termination is prohibited by applicable law or the terms and provisions of such Benefit Plan or would subject the Company to an unreasonable additional cost, the Company shall pay such Participant a monthly cash amount during the Benefit Plans Continuation Period equal to the Company’s proportion of the monthly cost to provide the same benefits to similarly situated active employees of the Company as of the date immediately prior to the date of the Qualifying Termination, as such costs were then shared between the Company and active employees, as determined in good faith by the Plan Administrator. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence on the date of the Qualifying Termination, and shall run concurrently with the Benefit Plans Continuation Period.
1.4    Reduction of Payments. If a Participant’s receipt of any payment and/or non-monetary benefit under this Plan (including, without limitation, the accelerated vesting of Stock Options, Restricted Shares, and/or awards under the PBRS, PBRU, and/or PSU programs, and any successor programs) (collectively, the “Payments”) would, in the determination of a nationally recognized accounting firm retained by the Company (the “Accounting Firm”), cause him to become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce his Payments in the manner and in the amounts determined by the Accounting Firm to be necessary to avoid the application of such excise tax (the “Reduced Amount”); provided, that the foregoing shall not apply if the Accounting Firm determines that, if such Payments were not so reduced, the net amount of Payments that the Participant would receive after payment of such excise tax would be greater than the Reduced Amount. Any determinations by the Accounting Firm pursuant to this Section 1.4 shall be binding upon the Company and the Participant.
1.5    Rights of Participants. Nothing contained herein shall be held or construed to create any liability or obligation on the Company to retain any Participant in its service or in a corporate officer position. All Participants shall remain subject to discharge or discipline to the same extent as if the Plan did not exist.
1.6    Release of Claims. All payments and benefits hereunder shall be conditioned upon the Participant executing and delivering to the Company within 45 days following his Qualifying Termination, and not revoking during any applicable revocation period, a general release of all claims against the Company and its subsidiaries, affiliates, and related persons in a form provided by the Company which is substantially similar to the Company’s then-current form of release. If a Participant fails to timely execute such release or timely revokes his acceptance of such release, the Participant shall not be entitled to any severance payments or benefits hereunder.

ARTICLE II: FUNDING
2.1.    Funding. The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan. All Participants shall be solely general creditors of the Company.
ARTICLE III: RESTRICTIVE COVENANTS
3.1    Restrictive Covenants. As additional consideration for the Severance Benefit (and additional benefits) provided under this Plan, the Participant hereby agrees to and/or reaffirms the restrictive covenants contained in the Company’s Restrictive Covenant Agreement entered into between the Participant and the Company prior to the date hereof or effective upon the Participant becoming subject to the Plan.
ARTICLE IV: ADMINISTRATION OF THE PLAN
4.1    Plan Administrator. The general administration of the Plan shall be placed with the Compensation Committee of the Board or an administrative committee appointed by the Board (the “Committee”).
4.2    Reimbursement of Expenses of Committee. The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.
4.3    Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. No member of the Committee may act with respect to a matter which involves only that member. It is intended that the Committee shall enforce the Plan in accordance with its terms and shall not have administrative discretion to vary the terms of the Plan or a Participant’s rights under the Plan.
4.4    Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan, and the Company shall pay the fees and expenses of such persons.
4.5    Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan, and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.
4.6    Compliance with Applicable Law. The Company shall be deemed the administrator of the Plan for the purposes of any applicable law and shall be responsible for the preparation and filing of any required returns, reports, statements or other filings with appropriate governmental agencies. The Company shall also be responsible for the preparation and delivery of information to persons entitled to such information under any applicable law.
4.7    Reimbursement of Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall, immediately after the date a court issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, reimburse such Participant for all reasonable legal fees and expenses, if any, paid by the Participant in connection with such contest or dispute (together with interest in an amount equal to the JP Morgan Chase & Co. prime rate from time to time in effect, such interest to begin to accrue on the dates Participant actually paid such fees and expenses through the date of payment thereof); provided, however, the Participant shall not be entitled to any reimbursement for his legal fees and expenses if a court has made a final determination that the Participant’s position was without merit.
ARTICLE V: AMENDMENT AND TERMINATION
5.1    Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan by action of the Board at any time; provided, that, during the two-year period following a Change in Control, the Company shall no longer have the power to amend or terminate the Plan in any manner adverse to Participants, except for amendments to comply with changes in applicable law which do not reduce the benefits and payments due hereunder in the event of a Qualifying Termination; provided, further, that, in no event shall any amendment reducing the benefits provided hereunder or any Plan termination be effective until at least six months after the date of the applicable action by the Board, and in no event shall become effective if a Change in Control occurs during such six month period.
ARTICLE VI: SUCCESSORS
6.1    Successors. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall mean the Company, as applicable, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.
ARTICLE VII: MISCELLANEOUS
7.1    No Duty to Mitigate/Set-off. No Participant entitled to receive a Severance Benefit shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him pursuant to this Plan. The Severance Benefit payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. The Company’s obligations to pay the Severance Benefits and to perform its obligations hereunder shall not be affected by any circumstances including without limitation, any set off, counterclaim, recoupment, defense or other right which the Company may have against the Participant.
7.2    Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of the provisions hereof.
7.3    Use of Words. Whenever used in this instrument, a masculine pronoun shall be deemed to include the masculine and feminine gender, and a singular word shall be deemed to include the singular and plural, in all cases where the context so requires.
7.4    Controlling Law. The construction and administration of the Plan shall be governed the laws of the State of New York (without reference to rules relating to conflicts of law).

7.5    Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.
7.6    Severability. Should any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
7.7    Rights Under Other Plans, Policies, Practices and Agreements.
a.    Other than as expressly provided herein, the Plan does not supersede any other plans, policies, and/or practices of the Company.
b.    The Plan supersedes any other change in control severance plans, policies and/or practices of the Company as to the Participants.
7.8    Insurance. The Company shall continue to cover the Participants, or cause the Participants to be covered, under any director and officer insurance maintained after a Change in Control for directors and officers of the Company or its successor (whether by the Company or another entity) at no less of a level as that maintained by the Company or its successor for its directors and officers. Such coverage shall continue for any period during which the Participant may have any liability for his actions or omissions. Following a Change in Control and in addition to any rights under any other indemnification agreement, the Company or its successor shall indemnify the Participant to the fullest extent permitted by law against any claims, suits, judgments, expenses arising from, out of, or in connection with the Participant’s services as an officer or director of the Company, or as a fiduciary of any benefit plan of the Company.
7.9    Code Section 409A.
a.    The Company intends that the Plan and all benefits provided thereunder either comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), and to the maximum extent permitted, the Plan shall be interpreted in accordance with such intent. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A.
b.    Notwithstanding any contrary provision in the Plan or otherwise, any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A), to the extent necessary to comply with Section 409A, shall be delayed for the first 6 months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the day that immediately follows the end of such 6 month period. Any remaining payments of nonqualified deferred compensation shall be paid without delay and at the time or times such payments are otherwise scheduled to be made.
c.    To the extent necessary to comply with Section 409A, a termination of service shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment or provision of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of service unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Severance Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of service” or like terms shall mean “separation from service.”
7.10    Effectiveness of Plan. This Plan is effective as of September 9, 2015.
ARTICLE VIII: DEFINITIONS
8.1    “Benefit Plans” shall mean: the medical, dental, vision and basic life insurance plans, programs, and arrangements offered by the Company, as such plans, programs and arrangements may be in effect from time to time.
8.2    “Cause” shall mean: (A) gross negligence or willful misconduct by a Participant which is materially injurious to the Company, monetarily or otherwise; (B) misappropriation or fraud with regard to the Company or its assets; (C) conviction of, or the pleading of guilty or nolo contendere to, a felony involving the assets or business of the Company; or (D) willful and continued failure to substantially perform his duties after written notice by the Board. For purpose of the preceding sentence, no act or failure to act by a Participant shall be considered “willful” unless done or omitted to be done by such Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.
8.3    “Change in Control” shall mean the consummation of any of the following: (A) any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Company, any subsidiary of the Company, or any employee benefit plan sponsored or maintained by the Company (including any trustee of any such plan acting in his capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the total combined voting power of the Company’s then outstanding securities; (B) the merger, consolidation or other business combination of the Company (a “Transaction”), other than a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 65% of the voting power in the resulting entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction; (C) the sale of all or substantially all of the Company’s assets, other than a sale immediately following which the stockholders of the Company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 65% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction; or (D) the first day on which the majority of the members of the Board cease to be Continuing Directors.
8.4    “Continuing Directors” shall mean as of any date of determination, any member of the Board who: (A) was a member of such Board as of August 9, 2016; or (B) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
8.5    “Current Total Annual Compensation” shall be the sum of the following amounts: (A) the greater of a Participant’s highest rate of annual salary during the fiscal year in which his employment terminates or such Participant’s highest rate of annual salary during the fiscal year immediately prior to the year of such termination; and (B) 100% of the Participant’s target annual cash bonus opportunity for the fiscal year in which the Participant’s Qualifying Termination occurs.
8.6    “Good Reason” shall mean the occurrence of any of the following events after a Change in Control without the Participant’s express written consent: (A) material diminution in the Participant’s position, duties, responsibilities or authority as of the date immediately prior to the Change in Control; or (B) a reduction in a Participant’s base compensation or a failure to provide incentive compensation opportunities at least as favorable in the aggregate as those provided immediately prior to the Change in Control; or (C) failure to provide employee benefits at least as favorable in the aggregate as those provided immediately prior to the Change in Control; or (D) a failure of any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company to assume in writing the obligations hereunder. A termination for Good Reason shall mean a termination by a Participant effected by written notice given by the Participant to the Company within 30 days after the occurrence of the Good Reason event, unless the Company shall, within 15 days after receiving such notice, take such action as is necessary to fully remedy such Good Reason event in which case the Good Reason event shall be deemed to have not occurred.
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Exhibit A
Form of Participation Letter
[Participant Name]
[Address]

Dear [____________________]:

This letter is to confirm that, effective as of the date hereof, you are a covered “Participant” in the CDK Global, Inc. (the “Company”) Third Amended and Restated Change in Control Severance Plan for Corporate Officers (the “Plan”). Your continued participation and eligibility for benefits under the Plan shall be determined in accordance with the terms and conditions of the Plan. In consideration for the payments and benefits under the Plan, you hereby agree and/or reaffirm that you are subject to the Company’s Restrictive Covenant Agreement.

Nothing contained in the Plan or this letter shall be held or construed to create any liability upon the Company to retain you in its service. The Company reserves the right to amend, modify or terminate the Plan as permitted under the terms of the Plan.

Please countersign this letter and return it to ____________________ by no later than ____________________.

Sincerely,

[Name]
[Title]
Acknowledged and Agreed:

[Name of Participant]        Date